Exhibit 99.1
For Immediate Release:

          COMPETITIVE TECHNOLOGIES SELLS SECOND PORTION
                      OF MATERNA CASE AWARD

Fairfield, CT - (November 3, 2003) - Competitive Technologies, Inc. (AMEX: CTT) announced today that the company successfully negotiated a non-recourse agreement with LawFinance Group, Inc.
(LFG) to sell a second portion of CTT's expected award in the patent infringement judgment against Wyeth's (NYSE: WYE) American Cyanamid Co. unit. CTT received $900,000 from LFG in return for assigning $1,125,000 of litigation proceeds of the originally anticipated award of nearly $6 million.

"We pursued these opportunities to sell portions of our interest in the Materna judgment prior to final resolution to strengthen our working capital and implement our strategic plan of technology commercialization and licensing programs," said John
B. Nano, CTT's President and CEO. "The fact that LFG monetized an additional portion of the potential award demonstrates that third party experts continue to expect a favorable outcome for CTT."

On September 3, 2003, the US Court of Appeals for the Federal Circuit affirmed the August 13, 2002 decision of US Senior District Court Judge John Kane of the US District Court for the District of Colorado for a $54 million patent infringement judgment for fraud and unjust enrichment against Wyeth. CTT anticipates that the courts will continue to find in its favor in this 10-year-old case. The company expects its share of the litigation award to be approximately $6 million, 18.2% after attorney fees, of the net proceeds recovered from Wyeth. CTT expects to net approximately $5.1 million including the $1.5 million already received from LFG.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.
E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565;
Fax (212) 754-4333
E-mail: ctt@competitivetech.net